Exhibit 99.1

News Release
Contact: Media:   Robert E. "Chip" Coffee, Jr., President and Chief Executive Officer 843 388-8433
                               Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433
Website: www.tidelandsbank.com

FOR IMMEDIATE RELEASE

Tidelands Bancshares Executes on Strategic Growth Plan

Mt. Pleasant, SC, May 2, 2008 –Tidelands Bancshares, Inc. (NASDAQ: TDBK), holding company for Tidelands Bank, announced today results for the first quarter ended March 31, 2008. “As a result of four successful branch openings in 2007, our new locations in Myrtle Beach, Summerville, West Ashley and Park West contributed to annualized loan growth of 23.9% in the first quarter which led to a corresponding increase in interest income of 23.1% compared to March 31, 2007,” said President and Chief Executive Officer, Robert E. Coffee, Jr. “This economic environment has presented us with many challenges that we continue to address but it also provides us with many unique opportunities to excel in our normal course of operations. We believe we are strategically positioned to capitalize on these opportunities and competitively attract new customer relationships and that our capital base and sound credit culture will allow us to focus on growth and expansion within our geographic footprint.”

During the quarter ended March 31, 2008, loans grew $23.4 million to $414.7 million with assets increasing $52.2 million to reach $564.5 million at quarter end. Our provision for loan losses for the first quarter totaled $463,000, reflecting the loan growth experienced year-to-date. At March 31, 2008, the allowance for loan losses amounted to 1.10% of total loans. Total shareholders’ equity was $41.1 million with both the Company and Bank considered well-capitalized institutions as of March 31, 2008. The Company’s book value was $9.60 per share at quarter end.

While national media attention has brought to light significant problems in the mortgage and credit markets, our portfolio does not have a material exposure to these higher risk credits as we focus on providing credit and deposit products for proven customer relationships. Although our credit-related issues increased slightly in comparison to previous periods, we believe the magnitude is not significant in comparison to what other financial institutions are experiencing. For the three months ended March 31, 2008, non-accrual and charged-off loans amounted to $1.6 million, and $59,000, respectively. The entire balance of other real estate owned at the end of the quarter, approximately $90,000, has satisfactorily been resolved subsequent to March 31st without any additional loss.

Recent actions by the Federal Reserve Board to reduce the federal funds rate from 6.25% a year ago to 2.50% at the end of March 31, 2008 have resulted in tightened margins in the financial market. For the period ended March 31, 2008, our net interest margin was 2.67% compared to 3.43% at March 31, 2007. Primarily as a result of the decrease in the net margin, the Company recorded a net loss of $233,320 for the three months ended March 31, 2008 as compared to a net profit of $175,680 for the period ended March 31, 2007. On a per share basis, our March 31, 2008 loss amounted to $0.06 on both a basic and diluted basis, compared to basic and diluted earnings of $0.04 per share, for the first fiscal quarter ended March 31, 2007.

During the first quarter, Tidelands generated significant increases in retail deposits through its six full-service branch locations. Non-interest bearing transaction accounts and customer time deposits continue to benefit from our branch expansion as evidenced by an increase of $2.8 million and $10.8 million, respectively, since December 31, 2007. We foresee this trend continuing throughout the year as we anticipate our expansion into the Hilton Head/Bluffton and Murrells Inlet markets. Simultaneously, we have reduced our overall dependence on other borrowings, which will allow us to lower our cost of funds and increase core deposits. Specifically, securities sold under repurchase agreements and advances from the Federal Home Loan Bank decreased by a combined $15.0 million since December 31, 2007.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

                Our summary consolidated financial data as of and for the first fiscal quarter ended March 31, 2008 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Tidelands Bancshares, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Interest income:
Loans, including fees	$7,105,708	$6,160,173
Securities available for sale, taxable	1,166,857	468,809
Securities available for sale, non-taxable	78,807	56,576
Federal funds sold	62,377	151,358
Other interest income	1,338	1,208

Total interest income	8,415,087	6,838,124

Interest expense:
Time deposits $100,000 and over	405,751	96,000
Other deposits	3,820,072	3,270,489
Other borrowings	837,604	568,591

Total interest expense	5,063,427	3,935,080

Net interest income	3,351,660	2,903,044

Provision for loan losses	463,000	515,000

Net interest income after
provision for loan losses	2,888,660	2,388,044

Noninterest income:
Service charges on deposit accounts	9,557	7,806
Residential mortgage origination income	140,313	241,829
Gain on sale of securities available for sale	32,154	2,864
Gain on sale of real estate	20,520	-
Other service fees and commissions	63,320	41,033
Bank owned life insurance	97,000	69,945
Other	5,204	4,692

Total noninterest income	368,068	368,169

Noninterest expense:
Salaries and employee benefits	2,115,149	1,509,370
Net occupancy	325,357	175,182
Furniture and equipment	157,525	82,424
Other operating	1,047,017	706,557

Total noninterest expense	3,645,048	2,473,533

Income (loss) before income taxes	(388,320)	282,680

Income tax expense (benefit)	(155,000)	107,000

Net income (loss)	$(233,320)	$175,680

Earnings (loss) per common share:
Basic earnings (loss) per share	$(0.06)	$0.04

Diluted earnings (loss) per share	$(0.06)	$0.04

Weighted average common shares outstanding:
Basic	4,068,512	4,272,443

Diluted	4,088,159	4,278,413

Tidelands Bancshares, Inc. and Subsidiary
Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$2,644,229	$724,957
Federal funds sold	21,565,000	1,945,000

Total cash and cash equivalents	24,209,229	2,669,957

Securities available for sale	90,473,971	88,036,109
Nonmarketable equity securities	2,196,140	2,060,940

Total securities	92,670,111	90,097,049

Mortgage loans held for sale	1,045,801	1,426,800

Loans receivable	414,749,354	391,349,869
Less allowance for loan losses	4,562,346	4,158,324

Loans, net	410,187,008	387,191,545

Premises, furniture and equipment, net	18,589,393	17,759,388
Accrued interest receivable	2,444,657	3,164,124
Bank owned life insurance	12,947,818	7,849,156
Other assets	2,395,477	2,111,572

Total assets	$564,489,494	$512,269,591

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$12,965,754	$10,191,152
Interest-bearing transaction accounts	8,371,382	8,460,166
Savings and money market	187,545,704	199,833,835
Time deposits $100,000 and over	37,223,632	29,876,086
Other time deposits	208,790,532	139,808,202

Total deposits	454,897,004	388,169,441

Securities sold under agreements to repurchase	30,000,000	41,040,000
Junior subordinated debentures	8,248,000	8,248,000
Advances from Federal Home Loan Bank	25,000,000	29,000,000
ESOP borrowings	2,825,000	2,427,500
Accrued interest payable	1,398,179	1,341,161
Other liabilities	1,054,616	1,088,319

Total liabilities	523,422,799	471,314,421

Commitments and contingencies	-	-

Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized,
none issued	-	-
Common stock, $.01 par value, 10,000,000 shares
authorized; 4,277,176 and 4,277,176 shares issued and
outstanding at March 31, 2008 and December 31, 2007, respectively	42,772	42,772
Unearned ESOP shares	(2,800,264)	(2,427,500)
Capital surplus	42,960,560	42,788,666
Retained earnings (deficit)	(184,156)	49,164
Accumulated other comprehensive income	1,047,783	502,068

Total shareholders' equity	41,066,695	40,955,170

Total liabilities and shareholders' equity	$564,489,494	$512,269,591

Tidelands Bancshares, Inc. and Subsidiary

	Three Months Ended
	March 31,
	2008	2007
Per Share Data:
Net income (loss), basic	$(0.06)	$0.04
Net income (loss), diluted	$(0.06)	$0.04
Book value	$9.60	$9.87
Weighted average number of shares outstanding:
Basic	4,068,512	4,272,443
Diluted	4,088,159	4,278,413

Performance Ratios:
Return on average assets (1)	(0.17%)	0.19%
Return on average equity (1)	(2.27%)	1.70%
Net interest margin (1)	2.67%	3.43%
Efficiency ratio (2)	97.99%	75.62%

	Three Months Ended
	March 31,
	2008	2007
Asset Quality Data:
Loans 90 days or more past due and still accruing interest	$-	$-
Loans restructured or otherwise impaired (5)	-	-
Nonaccrual loans	1,617,617	-
Loan charge-offs year to date, net recoveries	58,978	115,760
Other real estate owned	90,001	-

Nonperforming assets to total loans (4)	0.41%	-%
Nonperforming assets to total assets (4)	0.30%	-%
Net charge-offs year to date to average total loans (3)	0.01%	0.04%
Allowance for loan losses to nonperforming loans	282.04%	N/A
Allowance for loan losses to total loans (3)	1.10%	1.25%

	Three Months Ended
	March 31,
	2008	2007
Capital Ratios:
Period end tangible equity to tangible assets	7.28%	10.46%
Leverage ratio	8.75%	13.01%
Tier 1 risk-based capital ratio	10.48%	13.79%
Total risk-based capital ratio	11.49%	14.86%

Growth Ratios and Other Data:
Percentage change in assets(1)	40.55%	79.41%
Percentage change in loans (1)(3)	23.79%	52.70%
Percentage change in deposits (1)	68.39%	93.56%
Percentage change in equity (1)	1.09%	3.39%
Loans to deposit ratio (3)	91.17%	96.72%

_________________
        1 – Annualized for the three month periods.
        2 – Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
        3 – Includes nonperforming loans, if any.
        4 – Nonperforming assets include nonaccrual loans, loans 90 days or more past due and still accruing interest, loans restructured or otherwise impaired, and other real estate owned
        5 – Loans restructured or otherwise impaired do not include nonaccrual loans.